CONTACTS:

LP Investor Relations Aaron Howald 615.986.5792 Aaron.Howald@lpcorp.com	LP Media Contact Breeanna Straessle 615.986.5886 Breeanna.Straessle@lpcorp.com

LP REPORTS SECOND QUARTER 2020 RESULTS AND ANNOUNCES QUARTERLY DIVIDEND

NASHVILLE, Tenn. (August 4, 2020) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the three and six months ended June 30, 2020.

Key Highlights for the Second Quarter

•Total net sales decreased by seven percent to $548 million

◦	LP® SmartSide® strand revenue increased by four percent to $207 million

◦	OSB segment revenue increased by three percent to $204 million - 16% lower volume offset by 22% higher prices

◦	EWP segment revenue decreased by $28 million

◦	The strategic exit of SmartSide fiber and CanExel® decreased net sales by $14 million and $4 million, respectively
•Net income attributed to LP increased by 94% to $33 million ($0.29 per diluted share)

•	Adjusted Diluted EPS(1) increased by $0.32 to $0.43 per share

•	Adjusted EBITDA(1) increased by $44 million to $97 million, including $37 million due to increased OSB prices

•	Cash flow from operating activities of $129 million

•	LP announces a quarterly cash dividend of $0.145 per share

(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS” below.

“This was a transformative quarter for LP,” said LP Chief Executive Officer Brad Southern. “The Siding segment completed its strategic exit from fiber and demonstrated the value of deeper relationships with our retail customers. The OSB segment achieved outstanding cost of production despite a volatile production schedule. As the housing sector rebounded sharply in the second quarter, LP’s growing product diversity and customer breadth positioned us well to participate in the recovery. As demand accelerated through May and June, LP’s agility and strategic focus generated EBITDA and EPS growth despite significant downtime in April. I am extremely proud of and grateful for the resilience, creativity, and grit of LP’s employees.”

Liquidity Update

•	Cash and cash equivalents of $259 million as of June 30, 2020

•	Completed the sale of CanExel for $14 million in cash proceeds

•	Amended credit facility to expand capacity from $350 million to $550 million

•	Repaid the $350 million of revolving credit drawn in March

"There is still significant uncertainty about the duration of the COVID-19 pandemic, as well as the nature and severity of economic impacts," said LP Chief Financial Officer, Alan Haughie.  "However, we remain confident in LP’s ability to preserve liquidity and deliver value as challenges and opportunities arise during the pandemic and beyond."

COVID-19 Response Update

The COVID-19 pandemic and actions taken in response thereto did not materially impact our results of operations for the three and six months ended June 30, 2020. However, the COVID-19 pandemic and actions taken in response thereto are continuing to have a significant adverse effect on many sectors of the economy and the overall financial condition in the United States.

We continue to take the following measures:

•
LP is following national, state, and local guidelines while also continuing to provide LP products to support critical infrastructure needs. Employees able to work from home have continued to do so. We have instituted rigorous cleaning and social distancing protocols as outlined by the Centers for Disease Control and Prevention.

•
LP initially reduced mill operating schedules to balance production and demand but has resumed full operating schedules as of June 30, 2020. However, the duration of the COVID-19 pandemic, the actions to contain the pandemic and mitigate its impacts, and the effects on our operations cannot be reasonably estimated.

SECOND QUARTER OF 2020 RESULTS

Total net sales for the second quarter of 2020 decreased by $40 million over the prior year to $548 million compared to the second quarter of 2019. SmartSide strand revenue increased by $7 million (or four percent) and OSB prices increased by $37 million on 16% lower volume. EWP revenue was lower by $28 million and exiting SmartSide fiber and CanExel reduced net sales by $14 million and $4 million, respectively.

Net income attributed to LP for the second quarter of 2020 increased by $16 million over the prior year to $33 million, or $0.29 per diluted share. In addition to the increase in OSB pricing, wood fiber and resin costs were favorable to the prior year by $6 million. Net income attributed to LP includes $14 million of non-cash exit and impairment charges and $2 million of severance costs related to the discontinuance of SmartSide fiber.

Adjusted Diluted EPS for the second quarter of 2020 was $0.43 per diluted share compared to $0.11 per diluted share in the second quarter of 2019. Adjusted EBITDA for the second quarter of 2020 increased by $44 million over the prior year to $97 million.

FIRST SIX MONTHS OF 2020 RESULTS

Total net sales for the first six months of 2020 decreased by $37 million over the prior year to $1.133 billion compared to the first six months of 2019. SmartSide strand revenue increased by $11 million (or three percent) and OSB prices increased by $56 million on 10% lower volume. EWP revenue was lower by $19 million, South America revenue was impacted by $14 million of unfavorable foreign currency movements, and exiting SmartSide fiber and CanExel reduced net sales by $21 million and $10 million, respectively.

Net income attributed to LP for the first six months of 2020 increased by $22 million over the prior year to $66 million, or $0.58 per diluted share. In addition to the increase in OSB prices, wood fiber and resin costs were favorable to the prior year by $12 million. Net income attributed to LP includes $19 million of non-cash exit and impairment charges and $2 million of severance costs related to the discontinuance of SmartSide fiber.

Adjusted Diluted EPS for the first six months of 2020 was $0.77 per diluted share compared to $0.23 per diluted share in the first six months of 2019. Adjusted EBITDA for the first six months of 2020 increased by $69 million over the prior year to $180 million.

SEGMENT RESULTS

Siding

The Siding segment consists of LP SmartSide Trim & Siding and LP Outdoor Building Solutions® innovative products for premium outdoor buildings. During the six months ended June 30, 2020, LP CanExel prefinished siding was reclassified from Siding to Other, all prior periods presented have been adjusted for comparability.

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Net sales	$220	$231	(5)%	$432	$450	(4)%
Adjusted EBITDA	51	45	13%	93	84	11%
Adjusted EBITDA margin	23%	19%		22%	19%

Net sales for the three and six months ended June 30, 2020 decreased by $11 million (or five percent) and by $18 million (or four percent), respectively, compared to the corresponding periods in 2019, primarily due to decreases in sales of SmartSide fiber, partially offset by SmartSide strand volume increases of three percent in both periods.

Adjusted EBITDA increased year over year by $6 million and $9 million, respectively, for the three and six months ended June 30, 2020, primarily due to the increased SmartSide strand revenue, increased production at the Dawson Creek facility after the prior year conversion to SmartSide strand, and sourcing and operational efficiency savings, partially offset by a decrease in SmartSide fiber sales.

Oriented Strand Board (OSB)

The OSB segment manufactures and distributes OSB structural panel products including LP OSB, and Structural Solutions products such as LP TechShield® Radiant Barrier, LP TopNotch® Sub-Flooring, LP Legacy® Premium Sub-Flooring, LP WeatherLogic® Air & Water Barrier, and LP FlameBlock® Fire-Rated Sheathing.

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Net sales	$204	$199	3%	$424	$407	4%
Adjusted EBITDA	46	(3)	NA	81	5	NA
Adjusted EBITDA margin	23%	(2)%		19%	1%

Net sales increased by $5 million (or three percent) and by $17 million (or four percent) for the three and six months ended June 30, 2020, respectively, compared to the corresponding periods in 2019. OSB prices increased over the prior year by $37 million and $56 million for the three- and six-month periods, partially offset by 16% and 10% lower volumes, respectively. Structural Solutions volumes, as a percentage of total OSB segment volume, were 41% and 42% for the three and six months ended June 30, 2020, respectively, compared to 43% and 42% in the comparable periods of 2019.

Adjusted EBITDA increased over the prior year by $49 million and $76 million for the three and six months ended June 30, 2020, respectively, primarily due to increased prices, lower raw material costs, and cost containment efforts.

Engineered Wood Products (EWP)

The EWP segment consists of LP SolidStart® I-Joist (IJ), Laminated Veneer Lumber (LVL), Laminated Strand Lumber (LSL), and other related products. This segment also includes the sales of I-Joist and LVL products produced by the joint venture and sales of plywood produced as a by-product of the LVL production process.

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Net sales	$79	$107	(26)%	$178	$197	(10)%
Adjusted EBITDA	3	10	(70)%	12	17	(29)%
Adjusted EBITDA margin	4%	9%		7%	9%

Net sales decreased by $28 million (or 26%) and by $19 million (or ten percent) and Adjusted EBITDA decreased by $7 million and $5 million for the three and six months ended June 30, 2020, respectively, compared to the corresponding periods in 2019.

South America

Our South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Columbia, and Argentina.

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Net sales	$38	$40	(5)%	$74	$85	(13)%
Adjusted EBITDA	11	9	22%	18	19	(5)%
Adjusted EBITDA margin	29%	23%		24%	22%

Foreign currency changes lowered net sales and Adjusted EBITDA by $8 million and $1 million, respectively, for the three months ended June 30, 2020, compared to 2019. For the six months ended June 30, 2020, foreign currency changes lowered net sales and Adjusted EBITDA by $14 million and $1 million, respectively, compared to 2019.  Excluding foreign currency changes, net sales in both the three- and six-month periods increased due to higher OSB and Siding volumes (local and export), partially offset by lower export prices.

2020 Full Year Guidance
LP’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those related to the COVID-19 pandemic and set forth below in “Forward-Looking Statements.”

•	LP continues to expect 2020 capital expenditures to be approximately $70 million.

•	LP continues to suspend its SmartSide strand sales growth guidance for the full year 2020 but expects high single digit growth for the third quarter.

About Louisiana-Pacific Corporation

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders worldwide. Its extensive offerings include innovative and dependable building products and accessories, such as the LP Structural Solutions portfolio (LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® TechShield® Radiant Barrier, LP® FlameBlock® Fire-Rated Sheathing and more), oriented strand board (OSB), LP® TopNotch® Sub-Flooring, LP® SmartSide® Trim & Siding, LP® Outdoor Building Solutions®, and LP Elements® Performance Fencing. In addition to product solutions, LP provides industry-leading service and warranties. Since its founding in 1973, LP has been Building a Better World™ by helping customers construct beautiful, durable homes. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: impacts from public health issues (including global pandemics, such as the COVID-19 pandemic and resulting quarantines) on the economy, demand for our products or our operations, including the responses of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions, including impacts from the COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost of and availability of transportation; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in general and industry-specific environmental laws and regulations; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation and other legal proceedings; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Use of Non-GAAP information

In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. We disclose income attributed to LP before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items as Adjusted EBITDA (Adjusted EBITDA) which is a non-GAAP financial measure. We have included Adjusted EBITDA in this news release because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP, which excludes loss on impairment attributed to LP product-line discontinuance charges, interest outside of normal operations, other operating credits and charges, net, gain (loss) on acquisition, other non-operating credits and charges, net, and adjusts for a normalized tax rate (Adjusted Income). We also disclose Adjusted Diluted EPS, calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing this measure should allow interested persons to more readily compare the earnings for past and future periods.

Neither Adjusted EBITDA, Adjusted Income, nor Adjusted Diluted EPS is a substitute for the U.S. GAAP measure of net income or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly-titled measures differently and therefore, as presented by us, these measures may not be comparable to similarly-titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operations of our business.

We have elected to change our definition of Adjusted EBITDA and Adjusted Income to exclude product-line discontinuance charges incurred during the second quarter of 2020. Product-line discontinuance charges consist of inventory and other asset impairment and exit charges related to products no longer offered. We consider product-line discontinuance charges to be outside the performance of our ongoing core business operations and believe that presenting Adjusted EBITDA and Adjusted Income excluding product-line discontinuance charges provides increased transparency as to the operating costs of our current business performance. We did not revise prior years’ Adjusted EBITDA or Adjusted Income amounts because there were no significant costs similar in nature to these items.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$548	$588	$1,133	$1,170
Cost of sales	(431)	(510)	(908)	(1,011)
Gross profit	117	78	225	159
Selling, general, and administrative expenses	(50)	(58)	(105)	(114)
Loss on impairment	(8)	—	(15)	(1)
Other operating credits and charges, net	(6)	3	(8)	1
Income from operations	53	23	97	45
Interest expense	(6)	(4)	(12)	(8)
Investment income	4	2	3	7
Other non-operating items	(1)	(2)	4	9
Income before income taxes	50	19	92	52
Provision for income taxes	(19)	(3)	(28)	(11)
Net income	$31	$16	$64	$42
Net loss attributed to noncontrolling interest	2	2	2	2
Net income attributed to LP	$33	$17	$66	$44

Basic net income per share of common stock:
Net income per share - basic	$0.29	$0.14	$0.59	$0.34
Diluted net income per share of common stock:
Net income per share - diluted	$0.29	$0.14	$0.58	$0.34

Average shares of common stock used to compute net income per share:
Basic	112	123	112	127
Diluted	113	124	113	128

CONDENSED CONSOLIDATED BALANCE SHEETS
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions) (Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$259	$181
Receivables, net of allowance for doubtful accounts of $2 million and $1 million at June 30, 2020, and December 31, 2019, respectively	175	164
Inventories	240	265
Prepaid expenses and other current assets	15	9
Total current assets	689	619

Timber and timberlands	55	63
Property, plant, and equipment, net	912	965
Operating lease assets	42	44
Goodwill and other intangible assets	48	53
Investments in and advances to affiliates	11	10
Restricted cash	—	14
Other assets	50	67
Total assets	$1,807	$1,835
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	204	242
Income tax payable	13	—
Other current liabilities	2	2
Total current liabilities	219	244

Long-term debt	348	348
Deferred income taxes	71	73
Non-current operating lease liabilities	33	36
Other long-term liabilities	125	133
Total liabilities	796	834

Redeemable noncontrolling interest	11	10

Stockholders’ equity:
Common stock, $1 par value, 200,000,000 shares authorized; 129,665,899 and 112,259,769 shares issued and outstanding, respectively, as of June 30, 2020; and 129,665,899 and 111,945,021 shares issued and outstanding, respectively, as of December 31, 2019	130	130
Additional paid-in capital	446	454
Retained earnings	999	966
Treasury stock, 17,406,130 shares and 17,720,878 shares, at cost as of June 30, 2020, and December 31, 2019, respectively	(400)	(406)
Accumulated comprehensive loss	(175)	(153)
Total stockholders’ equity	1,000	991
Total liabilities and stockholders’ equity	$1,807	$1,835

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31	$16	$64	$42
Adjustments to net income:
Depreciation and amortization	28	29	56	60
Loss on impairment	8	—	15	1
Gain on acquisition	—	—	—	(14)
Deferred taxes	5	(5)	1	(11)
Other adjustments, net	15	—	10	5
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	4	(6)	(27)	(41)
Prepaid expenses and other current assets	(4)	(3)	(5)	(3)
Inventories	38	19	2	(17)
Accounts payable and accrued liabilities	(6)	(2)	(22)	(17)
Income taxes payable, net of receivables	10	4	26	(5)
Net cash provided by operating activities	129	54	120	—
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(15)	(38)	(39)	(81)
Proceeds from business divestiture	14	—	14	—
Redemption of insurance cash surrender value	10	—	10	—
Cash (used) acquired in acquisition	—	(7)	—	33
Other investing activities	3	—	3	—
Net cash provided by (used in) investing activities	12	(45)	(12)	(50)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(350)	(3)	(350)	(3)
Borrowing of long-term debt	—	—	350	—
Payment of cash dividends	(17)	(17)	(33)	(33)
Purchase of stock	—	—	—	(438)
Other financing activities	(1)	(3)	(6)	(7)
Net cash used in financing activities	(368)	(22)	(39)	(481)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2)	1	(5)	1
Net (decrease) increase in cash, cash equivalents and restricted cash	(229)	(13)	64	(530)
Cash, cash equivalents, and restricted cash at beginning of period	488	375	195	892
Cash, cash equivalents, and restricted cash at end of period	$259	$362	$259	$362

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY STATISTICS

We monitor housing starts as a leading indicator of demand for many of our products, and we believe that this is a useful measure for evaluating our ability to generate sales and that providing this measure should allow interested persons to more readily compare the earnings for past and future periods. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Housing starts[1]:
Single-Family	211	242	425	431
Multi-Family	79	111	194	184
	290	353	619	615

[1] Actual U.S. Housing starts data reported by U.S. Census Bureau as published through July 17, 2020.

The following table sets forth North American sales volumes for the three months ended June 30, 2020 and 2019:

	Three Months Ended June 30, 2020				Three Months Ended June 30, 2019
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide® strand siding (MMSF)	319	—	—	319	309	—	—	309
SmartSide® fiber siding (MMSF)	22	—	—	22	51	—	—	51
OSB - commodity (MMSF)	—	480	—	480	26	549	7	582
OSB - Structural Solutions (MMSF)	—	339	—	339	1	420	5	427
LVL (MCF)	—	—	1,534	1,534	—	—	1,968	1,968
LSL (MCF)	—	—	573	573	—	—	869	869
I-Joist (MMLF)	—	—	24	24	—	—	26	26

The following table set forth North American sales volume for the six months ended June 30, 2020, and 2019:

	Six Months Ended June 30, 2020				Six Months Ended June 30, 2019
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide® strand siding (MMSF)	610	—	—	610	593	—	—	593
SmartSide® fiber siding (MMSF)	60	—	—	60	104	—	—	104
OSB - commodity (MMSF)	—	1,002	—	1,002	43	1,120	16	1,179
OSB - Structural Solutions (MMSF)	—	737	—	737	2	810	11	823
LVL (MCF)	—	—	3,292	3,292	—	—	3,481	3,481
LSL (MCF)	—	—	1,272	1,272	—	—	1,666	1,666
I-Joist (MMLF)	—	—	50	50	—	—	45	45

We measure the Overall Equipment Effectiveness (OEE) at each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements. The OEE for the three and six months ended June 30, 2020 and 2019 for each of our segments is listed below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Siding	88%	87%	88%	86%
OSB	90%	87%	89%	87%
EWP	93%	87%	91%	86%
South America	71%	77%	70%	77%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(Dollar amounts in millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales
Siding	$220	$231	$432	$450
OSB	204	199	424	407
EWP	79	107	178	197
South America	38	40	74	85
Other	7	14	25	35
Intersegment sales	—	(3)	—	(4)
Total sales	$548	$588	$1,133	$1,170

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP DILUTED EPS
(Dollar amounts in millions, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$31	$16	$64	$42
Add (deduct):
Net loss attributed to noncontrolling interest	2	2	2	2
Income attributed to LP	33	17	66	44
Provision for income taxes	19	3	28	11
Depreciation and amortization	28	29	56	60
Stock-based compensation expense	1	3	3	5
Loss on impairment attributed to LP	7	—	14	1
Other operating credits and charges, net	(4)	(3)	(2)	(1)
Product-line discontinuance charges	10	—	10	—
Interest expense	6	4	12	8
Investment income	(4)	(2)	(3)	(7)
Other non-operating items	1	2	(4)	(9)
Adjusted EBITDA	$97	$53	$180	$111
Siding	51	45	93	84
OSB	46	(3)	81	5
EWP	3	10	12	17
South America	11	9	18	19
Other	(5)	(1)	(8)	—
Corporate	(9)	(7)	(16)	(14)
Adjusted EBITDA	97	53	180	111

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$31	$16	$64	$42
Add (deduct):
Net loss attributed to noncontrolling interest	2	2	2	2
Income attributed to LP	33	17	66	44
Loss on impairment attributed to LP	7	—	14	1
Other operating credits and charges, net	(4)	(3)	(2)	(1)
Product-line discontinuance	10	—	10	—
Gain on acquisition of controlling interest	—	—	—	(14)
Reported tax provision	19	3	28	11
Adjusted income before tax	65	17	116	40
Normalized tax provision at 25%	(16)	(5)	(29)	(10)
Adjusted Income	$49	$12	$87	$30
Diluted shares outstanding	113	124	113	128
Adjusted Diluted EPS	$0.43	$0.11	$0.77	$0.23